Filed pursuant to Rule 433

Registration Statement No. 333-148982

The text below appears in an e-mail being distributed in connection with marketing campaigns with Salem Web Network, TriMedia and World Net Daily:

Is Israeli sitting on top of an oil reserve?

In Genesis 49:25, Jacob blesses his son Joseph
with "blessings of the deep that lieth under."

We believe the Bible points towards the existence of oil, deep beneath the Land of Israel.

This has been supported by American and Israeli experts in
oil exploration.

Zion Oil & Gas began drilling in northern Israel in 2005.

Results have only strengthened our commitment to on-going oil exploration in Israel.

Zion Oil & Gas (AMEX: ZN) has announced a new public offering so those who share our vision can become financial partners in this historic enterprise.

Full details and the offering Prospectus are available on our website www.zionoil.com under "Investor Relations".
To request a hard copy of the offering Prospectus, please call
1-888-TX1-ZION or email dallas@zionoil.com.

The Lord bless you from Zion and may you see the prosperity of
Jerusalem all the days of your life.  Psalm 128

www.zionoil.com

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas. Inc., at www.zionoil.com.

FORWARD LOOKING STATEMENTS: Statements contained in this communication that are not historical fact, including statements regarding Zion's planned operations, the potential results thereof and plans contingent thereon, are forward-looking statements as defined in the "Safe Harbor'' provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update the forward-looking statements in this communication.